UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2026

ENIGMA-BULWARK, LIMITED.

(Exact name of Company as specified in its charter)

Nevada	333-139045	26-1875304
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3415 South Sepulveda Boulevard, Suite 1100 Los Angeles, CA 90034 (Address of principal executive offices) (888) 287-9994 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

As used in this current report and unless otherwise indicated, the terms "we", "us", "our", “Company”, and “Enigma” mean Enigma-Bulwark, Ltd., a Nevada corporation, and its wholly owned subsidiaries, Enigma-Bulwark Risk Management, Inc., Ecologic Car Rentals, Inc., and Ecologic Products, Inc., unless otherwise indicated.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS, ELECTION OF DIRECTORS; APPOINTMENT OF OFFICERS

Effective  March 16, 2026, and as a result of his death, Mr. Phil Woolas will cease to be a Board Member  of the Company. It is with great sadness that the Company is making this report. Our Company greatly benefited from the guidance and council of Phil and his contribution to our Company will be greatly missed. Our thoughts are with his wife and family.

Phil Woolas was a British politician based in London and Manchester. Phil came to public attention as President of the United Kingdom National Union of Students in 1984.  Following this, he joined ITV’s Television South as the politics researcher and then progressing to be one of the company’s investigative journalists. He joined the BBC Newsnight team in 1988 and became one of the Corporation’s first TV producers in Parliament. Following two years as politics producer at the BBC, he was recruited by ITN to join the Channel Four News team where he became producer to Eleanor Goodman. The team won the 1990 RTS award for political coverage.  Phil then entered full time politics as the Head of Communications and Campaigns for the GMB general trade union.

In 1997, Phil was elected as Labour MP for Oldham East and Saddleworth. He joined the Tony Blair Government in 1999 as Parliamentary Private Secretary Lord MacDonald, Minister of State for Transport. In 2001, he became a Government Whip. As a senior Whip to John Prescott and Robin Cook, he became a central part of the Blair Government.

In 2005, he was promoted as Minister of State for Local Government. His portfolio included responsibility for the Council Tax, Local Government funding (circa £130billion) funding in England and Wales as well as economic regeneration. In addition, Phil led the changes to the Local Government Pension Scheme, the largest public sector funded scheme in Europe.  In 2006, the portfolio was enhanced with the addition of responsibility for Community Cohesion including the PREVENT strategy against violent Islamism. This position also held the portfolio for Civil Contingency Planning, including the Chairmanship of the London Resilience Board. Phil was in charge of the response to the 7/7 bombing. He gained substantial experience of civil contingency planning, policy and operations in relation to terrorism, terrorist threats, organized crime, natural and manmade disaster situations, etc.  When Gordon Brown took over from Tony Blair as Prime Minister, Phil was appointed to the position of Minister of State for Environment. As DEFRA Minister, he steered the historic United Kingdom Climate Change Act through Parliament.  In 2008 he was promoted to be the Minister of State for Immigration and Treasury, one of the highest profile jobs in Government. His portfolio included Immigration Policy, Border Control, International Visas, Customs Revenue as well as migration policy (he introduced the Points Based System of visa control).

As head of the UK Border Agency, he was responsible for the security of United Kingdom Borders overseeing 120,000 staff and officers, Britain’s port controls and security, international visa security, deportation policy and implementation and anti-smuggling strategy and operations.  Combined with his duties as Civil Contingency Minister, Phil was a key member of the Government’s COBRA committee.

In 2011, along with former Liberal Democrat MP, Paul Keetch and former Conservative MP, Sir Sydney Chapman, Phil founded the political consultancy, Wellington Street Partners Ltd.

Family Relationships

There are no family relationships between Mr. Woolas or with any of the Company’s other officers or directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENIGMA-BULWARK, LTD.

Date: April 20, 2026	/s/ Calli Bucci
By: Calli Bucci
Its: Chief Financial Officer